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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             OHIO EDISON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                                                               February 12, 1997

(FirstName)  (LastName)
(Title)
(Company)
(Address1)
(Address2)
(City), (State) (Zip)


Dear FirstName:

         Enclosed for your use is a courtesy copy of the Proxy Statement for FirstEnergy Corp. A special meeting of shareholders will be held on March 27 to vote on the proposed merger of Ohio Edison Co. and Centerion Energy and the formation of FirstEnergy, a new holding company. Please note that the actual Proxy Card and Statement will be provided to you by the custodian or their mailing agent, ADP.

         This transaction will produce significant value for our shareholders and improve our competitive position in the rapidly evolving energy marketplace. Advantages of the merger include:

         -  Enhanced earnings and cashflow
         - Synergies of at least $1 billion during the first ten years of the transaction,
         -  Increased control over jointly-owned generating assets, and
         -  An accelerated debt reduction program.


         We sincerely appreciate your ownership in Ohio Edison Company and hope that we can count on your "Yes" vote for the merger. If you have any questions or would like to discuss the transaction further, please call me at (330) 384-5838 or contact any of my associates:


         Rich Marsh, Treasurer, (330) 384-5318
         Ted Struck, Assist. Treasurer and Assist. Secretary, (330) 384-5202 Greg LaFlame, Manager, Investor Relations, (330) 384-5500


                                             Sincerely,

                             MERGER PRESENTATION TO
                                   EMPLOYEES



We're meeting today because we want you to have the information you need to make well-informed decisions about our Company's future, and to explain why we believe that the Ohio Edison-Centerior merger deserves your support.

Prior to registration with the Securities and Exchange Commission, we were restricted by law concerning what we could say about the merger to our shareholders, and that group includes most of you.

We realize that's been frustrating for employees, who have a big stake in what's going on.

Now that our proxy statement has been mailed, we can talk openly.

As you know, our business is changing rapidly - and mergers are an inevitable part of this change. Many mergers are already taking place in our industry.

I know many of you are concerned about how this merger will affect your jobs. We've announced a reduction of an estimated 900 jobs out of a combined work force of about 11,000.

I can tell you that, in any merger, it's better to be the company picking the right time and the right partner - and the one calling the shots. We're doing this merger on our terms, and our CEO, Will Holland, and our Board are in charge.

Voting against our merger because you are concerned about your job would be shortsighted. The greater risk would be for us to take a "business as usual" approach. We're much better off working for a larger, stronger, more competitive company - and that's exactly what we will accomplish through the merger.

Keep in mind, customers create jobs - not companies, and we're doubling our customer base through the merger. In addition, as the 11th largest investor-owned electric system in the country, it will be much more difficult for another utility to take us over.

The situation would be much different for all of us if we were being acquired and we were not in a position of strength to negotiate the terms of the agreement.

Our merger is a natural alliance that makes sense. FirstEnergy will be better positioned to compete and succeed in a changing energy business. Here are some of the reasons why:

OVERHEAD #1
-----------

- STRONG ELECTRIC SALES -- 64 billion kilowatt-hours annually vs. 34 billion kWh for Ohio Edison.

- ATTRACTIVE PROSPECTS FOR FUTURE GROWTH -- 2.1 million customers - double what we have now, and a 13,200-square-mile service area that is one of the nation's leaders in attracting new businesses due to a better mix of location sites and infrastructure.

- GREATER FINANCIAL RESOURCES -- $5 billion in annual revenues compared to our $2.5 billion, and more than $18 billion in assets vs. Ohio Edison's $9 billion.

- RELIABLE POWER SUPPLIES - 11,681 megawatts of generating capability compared to our 5,757 MW.

OVERHEAD #2
-----------

- STRATEGIC LOCATION - within a 500-mile radius of one-half of the U.S. population, which will be a key asset in a competitive market.

- STRONGER TRANSMISSION NETWORK -- 6,500 miles of transmission lines, a 42-percent increase - and 57 interconnections with 8 other electric systems. That means greater access to outside markets and new customers.

- BETTER OPPORTUNITIES FOR OFF-SYSTEM ELECTRIC SALES - including growing markets in Canada and the eastern part of the country.

OVERHEAD #3
-----------

For these and other reasons, a number of financial analysts have supported the merger. Certainly not all of them have come out in favor of it, but we don't know of any who oppose it. Here are a few examples of those who support it:

- "We believe that the merger will be very positive for both companies, simply because neither of them could have reached real value separately."
      - Daniele M. Seitz, UBS Securities

- "We view the merger favorably for the shareholders of both companies over the long term." - Dan Rudakas, Everen Securities, Inc.

- "Ohio Edison/FirstEnergy Corp. is guided by an above average management team that has implemented a proactive strategy that should favorably position the company in a deregulated environment. This is emphasized by management's successful track record on controlling costs, reducing debt, and creative strategies focused on improving the company's financial position." - Andrew Redinger, NatCity Investments, Inc.

OVERHEAD #4
-----------

- "Based on our analysis, the merger would enhance the long-term prospects for earnings and dividend growth and strengthen Ohio Edison's competitive position." - Linda Byus, Nesbitt Burns Securities.

In addition, the following analysts issued positive recommendations on Ohio Edison common stock since our merger announcement:

-     Everen Securities (Long-term outperformer)
-     Merrill Lynch (Accumulate)
-     NatCity Investments (Long-term buy)
-     Nesbitt Burns (Buy)
-     Wheat First Butcher Singer (Buy)

Look at our stock performance since the merger was announced in September.

OVERHEAD #5
-----------

As you can see from this overhead, we experienced an initial dip in our stock price immediately following the merger announcement. This is not unusual for any acquiring company in a merger.

However, since that dip, we have been outperforming the S&P Utilities Index. We believe this shows the financial community agrees that the merger makes sense.

And, we've been consistently outperforming the Index over the past few years.

OVERHEAD #6
-----------

The merger makes sense for employees, because it means better career opportunities over the long term. We'll be a stronger company, much stronger than if we had remained separate.

We'll also have greater control of the generating assets that our companies share ownership in through CAPCO, which will increase our flexibility to maximize the efficiency of these units.

For many of the same reasons, the merger is good for shareholders. It will create a more competitive utility and enhance the near-term and long-term value of their investment. In fact, we expect earnings and cash flow growth beginning in the first year of the merger.

Why? Among other factors, our earnings will benefit from at least $1 billion in savings that will result from the efficiencies made possible through our shared operations.

In addition, the rate plans in place for Ohio Edison, Penn Power and Centerior will enable FirstEnergy to reduce our costs of nuclear investments and regulatory assets - that is, equipment and facilities that have been approved for recovery but currently aren't reflected in our rates - by an additional $4.3 billion through 2005.

OVERHEAD #7
-----------

Some of you may still wonder, why have we agreed to pay a premium for Centerior?

First of all, a premium was required to complete the deal - and we were taking advantage of a brief window of opportunity. We didn't know what was going to happen to Centerior, but we knew something would - and it probably wouldn't be good for us, unless we were the acquiring utility.

As our Board of Directors decided, Centerior is a good value at the price we're paying, which provides adequate resources to support earnings and dividend growth.

Keep in mind, this is an acquisition, not a true merger - you pay a premium for that control.

But it was still a price we could afford -- given Centerior's depressed stock price at that time, as well as the value represented by its customers. In fact, we paid a very favorable price for Centerior's one-million customers -- $1,500 for each of its customers compared to a range of $2,000 to $4,000 paid in most utility mergers in the U.S. Outside our country, the range is $3,000 to $4,000 for utility purchases that don't even include electrical facilities.

We also saw significant synergies from combining our operations that would make the deal better for us than for any other utility.

OVERHEAD #8
-----------

As you can see from this overhead, the premium was about 12 percentage points higher than utility transactions involving higher-than-average premiums. But that's only part of the story.

Now look at the price-earnings multiple, which is the market price as a multiple of earnings per share. A lower multiple represents a more favorable purchase price for the acquiring company. As you can see, Centerior's multiple is much lower than the average for these mergers.

The same holds true for cash flow. And in Centerior's case, they have a very healthy cash flow, which will enable us to accelerate our debt-reduction efforts.

In fact, the merger will enable us to reduce debt much more quickly than we could on our own.

OVERHEAD #9
-----------

Prior to announcing the merger, Ohio Edison's debt reduction goal was approximately $1 billion by the year 2000. Likewise, Centerior's goal was $1.3 billion.

Through the merger, the debt-reduction program for both companies is expected to exceed $2.5 billion - or $200 million more than both companies' previous goals combined. This will lower our combined interest costs nearly $240 million annually by 2001.

OVERHEAD #10
------------

The merger is also good for customers, because it will provide better service at lower prices. For example, our rate plans will enable FirstEnergy to reduce customer rates by $1 billion through 2005 while offering greater support for local communities.

And increasing our value to shareholders and customers is essential as we prepare for the changes ahead of us.

OVERHEAD #11
------------

Mergers are part of that change - and they're nothing new to our Company.


Ohio Edison is actually made up of some 300 small companies that have merged over the past century.

The last merger occurred in 1950 when Ohio Edison joined forces with Ohio Public Service.

Mergers made us a stronger company over the years. This merger is no different.

Once again:

-     We'll double our customer base

-     Increase our service area by 45%

-     Double our kilowatt-hour sales

-     Double our revenues, and

-     Increase opportunities for our employees

At Ohio Edison, we have what it takes to win in a competitive environment. And that experience will lead to FirstEnergy's success.

OVERHEAD #12
------------

But the merger hinges on the shareholder approvals of both companies.

-     For Centerior, a simple majority is needed.

- Ohio Edison needs approval by holders of at least two-thirds of our common stock.

Every vote is important. We need your support - as employees and as shareholders through the Company's Savings Plan.

We ask that you read the proxy information carefully, vote FOR the merger, and return the proxy.

In addition, we encourage you to spread the word about the importance of the merger with your co-workers, retirees and any other shareholders you know. As employee-shareholders, voting for the merger helps create a company that's better positioned to compete and succeed.

OVERHEAD #13
------------

Let's face facts: Mergers and acquisitions will occur in our business as it is deregulated. It's happened in every other deregulated industry, from banking to transportation.

If our merger fails, we would expect to be an increasingly attractive merger candidate as we continue to improve our performance and financial condition.

We need to position our company to control its destiny.

OVERHEAD #14
------------

In summary, this merger makes sense:

- We'll achieve higher earnings-per-share and cash flow than we could on our own.

- We'll accelerate our progress in maximizing the efficiency of our operations and reducing our debt.

- Based on key financial measurements, the value of this transaction is strong.

- Employees will have greater career opportunities working for a larger, stronger company.

-     This is our deal - and we're doing it on our own terms.


                           QUESTION AND ANSWER SESSION

OVERHEAD #1:

                               BENEFITS OF MERGER

- STRONG ELECTRIC SALES -- 64 BILLION KWH ANNUALLY FOR FIRSTENERGY VS. 34 BILLION KWH FOR OHIO EDISON

- ATTRACTIVE PROSPECTS FOR FUTURE GROWTH -- 2.1 MILLION CUSTOMERS - DOUBLE WHAT WE HAVE NOW, AND A 13,200-SQUARE-MILE SERVICE AREA THAT IS ONE OF THE NATION'S LEADERS IN ATTRACTING NEW BUSINESSES

- GREATER FINANCIAL RESOURCES -- $5 BILLION IN ANNUAL REVENUES COMPARED TO OUR $2.5 BILLION - AND MORE THAN $18 BILLION IN ASSETS VS. OHIO EDISON'S $9 BILLION

- RELIABLE POWER SUPPLIES -- 11,681 MW OF GENERATING CAPABILITY COMPARED TO OUR 5,757 MW

OVERHEAD #2:

- STRATEGIC LOCATION -- WITHIN A 500-MILE RADIUS OF ONE-HALF OF THE U.S. POPULATION - A KEY ASSET IN A COMPETITIVE MARKET

- STRONGER TRANSMISSION NETWORK -- 6,500 MILES OF TRANSMISSION LINES, A 42-PERCENT INCREASE - AND 57 INTERCONNECTIONS WITH 8 OTHER ELECTRIC SYSTEMS

- BETTER OPPORTUNITIES FOR OFF-SYSTEM ELECTRIC SALES -- INCLUDING GROWING MARKETS IN CANADA AND THE EASTERN PART OF THE COUNTRY

OVERHEAD #3:

                             RESPONSE FROM ANALYSTS

A NUMBER OF MARKET ANALYSTS SUPPORT THE MERGER. NOT ALL OF THEM HAVE COME OUT IN FAVOR OF IT, BUT WE DON'T KNOW OF ANY WHO ACTUALLY OPPOSE IT. HERE ARE EXAMPLES OF THOSE WHO SUPPORT IT:

- "WE BELIEVE THAT THE MERGER WILL BE VERY POSITIVE FOR BOTH COMPANIES, SIMPLY BECAUSE NEITHER OF THEM COULD HAVE REACHED REAL VALUE SEPARATELY."
      - DANIELE M. SEITZ, UBS SECURITIES

- "WE VIEW THE MERGER FAVORABLY FOR THE SHAREHOLDERS AND CUSTOMERS OF BOTH COMPANIES OVER THE LONG TERM." - DAN RUDAKAS, EVEREN SECURITIES, INC.

- "OHIO EDISON/FIRSTENERGY CORP. IS GUIDED BY AN ABOVE AVERAGE MANAGEMENT TEAM THAT HAS IMPLEMENTED A PROACTIVE STRATEGY THAT SHOULD FAVORABLY POSITION THE COMPANY IN A DEREGULATED ENVIRONMENT. THIS IS EMPHASIZED BY MANAGEMENT'S SUCCESSFUL TRACK RECORD ON CONTROLLING COSTS, REDUCING DEBT, AND CREATIVE STRATEGIES FOCUSED ON IMPROVING THE COMPANY'S FINANCIAL POSITION." - ANDREW REDINGER, NATCITY INVESTMENTS, INC.

OVERHEAD #4:

- "BASED ON OUR ANALYSIS, THE MERGER WOULD ENHANCE THE LONG-TERM PROSPECTS FOR EARNINGS AND DIVIDEND GROWTH AND STRENGTHEN OHIO EDISON'S COMPETITIVE POSITION." - LINDA BYUS, NESBITT BURNS SECURITIES

-     POSITIVE RECOMMENDATIONS ON OEC COMMON STOCK FOLLOWING MERGER
      ANNOUNCEMENT:

     -- EVEREN SECURITIES (LONG-TERM OUTPERFORMER)

     -- MERRILL LYNCH (ACCUMULATE)

     -- NATCITY INVESTMENTS (LONG-TERM BUY)

     -- NESBITT BURNS (BUY)

     -- WHEAT FIRST BUTCHER SINGER (BUY)

OVERHEAD #5:

                              OEC VS S & P UTILITIES
                                      INDEX

                                    [GRAPHIC]

OVERHEAD #6

                     MERGER GOOD FOR EMPLOYEES, SHAREHOLDERS

-     GOOD FOR EMPLOYEES - BETTER CAREER OPPORTUNITIES OVER THE LONG TERM

     -- STRONGER COMPANY: MUCH STRONGER THAN IF WE HAD REMAINED SEPARATE

     -- GREATER CONTROL OF GENERATING ASSETS WE SHARE OWNERSHIP IN THROUGH CAPCO

- GOOD FOR SHAREHOLDERS: WILL CREATE A STRONGER, MORE COMPETITIVE UTILITY AND ENHANCE THE NEAR- AND LONG-TERM VALUE OF THEIR INVESTMENT

     -- EARNINGS AND CASH FLOW GROWTH BEGINNING IN THE FIRST YEAR OF THE MERGER

     -- AT LEAST $1 BILLION IN SAVINGS FROM EFFICIENCIES MADE POSSIBLE THROUGH
        OUR SHARED OPERATIONS

     -- REDUCE OUR COSTS OF NUCLEAR AND REGULATORY ASSETS BY AN ADDITIONAL $4.3
        BILLION THROUGH 2005

OVERHEAD #7:

                               WHY PAY A PREMIUM?

- PREMIUM REQUIRED TO COMPLETE THE DEAL - AND WE WERE TAKING ADVANTAGE OF BRIEF WINDOW OF OPPORTUNITY

- PURCHASE PRICE REPRESENTS GOOD VALUE AND PROVIDES ADEQUATE RESOURCES TO SUPPORT EARNINGS AND DIVIDEND GROWTH

- ACQUISITION, NOT A TRUE MERGER - YOU PAY A PREMIUM FOR THAT CONTROL... IT WAS STILL A PRICE WE COULD AFFORD

-     FAVORABLE PRICE FOR CENTERIOR'S CUSTOMERS:

      -- $1,500 FOR EACH CENTERIOR CUSTOMER, VS. A RANGE OF $2,000 TO $4,000 FOR MOST U.S. UTILITY MERGERS

- OUTSIDE THE U.S., THE RANGE IS $3,000 TO $4,000 FOR UTILITY PURCHASES THAT DON'T INCLUDE FACILITIES

- WE ALSO SAW SIGNIFICANT SYNERGIES FROM COMBINING OUR OPERATIONS THAT MADE THE DEAL BETTER FOR US

OVERHEAD #8:

                          PREMIUM VALUATION COMPARISON



                      UTILITY TRANSACTIONS
                              WITH
                      SIGNIFICANT PREMIUMS     CX
                      --------------------  --------
Premium                       30.5%          42.9%

Price-Earning Multiple        15.4x           9.8x

Cash Flow Multiple             6.4X           2.5X

OVERHEAD #9:

                            ACCELERATE DEBT REDUCTION
                                 (YEAR 200 GOAL)

                                   [GRAPHIC]

(in billions)

PRE-MERGER
   CX              $  1.3
   OEC             $  1.0
                   ------
                   $  2.3

FIRSTENERGY        $  2.5

OVERHEAD #10:

                            MERGER GOOD FOR CUSTOMERS

-     WILL PROVIDE BETTER SERVICE AT LOWER PRICES

- RATE PLANS WILL ENABLE FIRSTENERGY TO REDUCE CUSTOMER RATES BY $1 BILLION THROUGH 2005 WHILE OFFERING GREATER SUPPORT FOR LOCAL COMMUNITIES

-     INCREASING OUR VALUE TO CUSTOMERS IS ESSENTIAL AS WE PREPARE FOR CHANGES
      AHEAD

OVERHEAD #11:

                            MERGERS: PAST AND PRESENT

- OHIO EDISON IS MADE UP OF SOME 300 SMALL COMPANIES THAT HAVE MERGED OVER THE PAST CENTURY

- LAST MERGER OCCURRED IN 1950 WHEN OHIO EDISON JOINED FORCES WITH OHIO PUBLIC SERVICE

-     MERGERS MADE US A STRONGER COMPANY OVER THE YEARS - THIS ONE NO DIFFERENT

- WE'LL DOUBLE OUR CUSTOMER BASE... INCREASE OUR SERVICE AREA BY 45%... DOUBLE OUR KILOWATT-HOUR SALES... DOUBLE OUR REVENUES... AND INCREASE OPPORTUNITIES FOR OUR EMPLOYEES

OVERHEAD #12:


                         SHAREHOLDER APPROVALS REQUIRED

-     FOR CENTERIOR: SIMPLE MAJORITY IS NEEDED

-     OHIO EDISON NEEDS APPROVAL BY HOLDERS OF AT LEAST TWO-THIRDS OF OUR COMMON
      STOCK

- WE NEED EVERY VOTE: WE ASK THAT YOU READ ALL PROXY INFORMATION CAREFULLY, VOTE FOR THE MERGER, AND RETURN THE PROXY

-     SPREAD THE WORD WITH CO-WORKERS, RETIREES AND OTHER SHAREHOLDERS

OVERHEAD #13:

                             OUR MERGER IS IMPORTANT

- VOTING FOR THE MERGER HELPS CREATE A COMPANY BETTER POSITIONED TO COMPETE AND SUCCEED IN A RAPIDLY CHANGING UTILITY INDUSTRY

-     MERGERS WILL OCCUR IN OUR INDUSTRY AS IT IS DEREGULATED

     -- IF OUR MERGER FAILS, WE COULD EXPECT TO BE AN INCREASINGLY ATTRACTIVE
        MERGER CANDIDATE AS WE CONTINUE TO IMPROVE OUR PERFORMANCE AND FINANCIAL CONDITION

-     WE NEED TO POSITION OUR COMPANY TO CONTROL ITS DESTINY

OVERHEAD #14:

                                     SUMMARY

THIS MERGER MAKES SENSE:

-     WE'LL ACHIEVE HIGHER EARNINGS-PER-SHARE AND CASH FLOW THAN WE COULD ON OUR
      OWN

- WE'LL ACCELERATE OUR PROGRESS IN MAXIMIZING THE EFFICIENCIES OF OUR OPERATIONS AND REDUCING OUR DEBT

-     BASED ON KEY FINANCIAL MEASUREMENTS, THE VALUE OF THIS TRANSACTION IS
      STRONG

- EMPLOYEES WILL HAVE GREATER CAREER OPPORTUNITIES WORKING FOR A LARGER, STRONGER COMPANY

-     THIS IS OUR DEAL - AND WE'RE DOING IT ON OUR OWN TERMS